FOR IMMEDIATE RELEASE



Media Contact:                                     Investor Contact:
Catherine M. Conroy                                Kevin Zuccala
212-892-3275                                       212-892-4693


          DLJ's FIRST QUARTER EARNINGS INCREASE 55 PERCENT TO A RECORD
                       $134.2 MILLION OR $2.00 PER SHARE

         New York, NY, April 13, 1998 --- Donaldson, Lufkin & Jenrette, Inc. (NYSE: DLJ) today reported record net income of $134.2 million, or $2.00 per share (diluted), for the first quarter of 1998. These earnings are 55 percent higher than the $86.4 million, or $1.37 per share (diluted), reported for the first quarter of 1997, and 12 percent greater than the previous quarterly record of $120.3 million, or $1.85 per share (diluted), which was set in the third quarter of 1997. DLJ also set new records for total revenues, net revenues, commissions, underwriting revenues and fee income during 1998's first quarter.

         Average return on equity for the quarter was 26.6 percent and book value per common share was $33.99 at March 31, 1998.

         In a joint statement, Joe L. Roby, President and Chief Executive Officer of Donaldson, Lufkin & Jenrette, Inc., and John S. Chalsty, DLJ's Chairman, said, "All of the firm's businesses contributed to these record results, with particularly outstanding performances by our investment banking groups in the United States and abroad. As an underwriter of common stocks and corporate bonds and as an advisor on U.S. and international merger assignments, DLJ's competitive position has never been stronger. Underwriting revenues, with particular strength in high yield, soared 84 percent, and fee income, generated largely by our investment and merchant banking businesses, increased by 75 percent. Both are at record levels."


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         They continued, "These results reflect both the tremendous momentum
DLJ has achieved in the United States and the correctness of our decision to build our Pan-European investment banking and capital markets franchises aggressively. DLJ has become a magnet for talented people around the world, and we take great pride in the more than 160 experienced professionals who have joined DLJ in Europe, Latin America, Asia and the United States during the last three months."

         Mr. Roby and Mr. Chalsty commented, "Historically, DLJ has prospered by seizing opportunities as they arise and hiring talented professionals in times of industry change and upheaval. The first quarter of 1998 was no exception, and DLJ once again moved nimbly to take advantage of consolidation and disruption in our industry in the United States and abroad. We expanded our capabilities in such sectors as financial services and technology, launched an international equities group, opened an office in Moscow and established a new European high-yield business in London."

         RECORD LEVELS IN ALL MAJOR REVENUE CATEGORIES

         Total revenues for the first quarter of 1998 rose 52 percent to a record $1.5 billion from $981.4 million in the comparable quarter of 1997. Net revenues, or total revenues minus interest expense, increased 47 percent to a record $1.1 billion. The first quarter of 1998 is the first time that quarterly net revenues have exceeded $1 billion.

         For the first quarter of 1998, compensation and benefits includes a $29 million one-time provision for costs associated primarily with the firm's plans for significant expansion in Europe during the year. This one-time provision adds 2.6 percentage points to the ratio of compensation and benefits to net revenues, bringing it to 57.5 percent for the current quarter.

         In the first quarter of 1998, commission revenues increased 18 percent to a record $198.5 million reflecting the strength and increasing volume of the stock market. DLJ's Pershing Division and institutional equities businesses benefited from these favorable market conditions.

         Underwriting revenues soared by 84 percent to $320.8 million in the first quarter of 1998 also rising to a new record as DLJ continued to build market share in the United States. According to Securities Data Co., DLJ ranked as the third most active underwriter of common stocks and convertible bonds for the first quarter of 1998. DLJ also maintained its strong leadership position in the high-yield market place, underwriting the first high-yield offering denominated in the new Euro monetary unit, as well as the largest ever offerings denominated in British Sterling and German Deutsche Marks.

         Fee income, derived in large part from the firm's role as an advisor in merger and acquisition assignments, grew by 75 percent to a record $255.4 million. According to Securities Data Co.'s analysis of U.S. and international merger assignments announced during the first quarter, DLJ's market share nearly doubled to rank the firm seventh in both categories.

         First quarter trading gains of $104.3 million were 33 percent lower than the record level reported in the comparable quarter a year ago. This decline is primarily a result of an emerging markets trading strategy whereby "profits" are realized as net interest revenues rather than as trading gains.

         Investment gains, arising primarily from DLJ's merchant banking business increased to $41.3 million in the first quarter of 1998 from a nominal $847 thousand in the first quarter a year ago. DLJ typically realizes investment gains only upon the strategic sale or public offering of a portfolio company.

         Donaldson, Lufkin & Jenrette is a leading integrated investment and merchant bank that serves institutional, corporate, government and individual clients. DLJ's businesses include securities underwriting, sales and trading, investment and merchant banking; financial advisory services; investment research; correspondent brokerage services; online interactive brokerage services and asset management. Founded in 1959 and headquartered in New York City, DLJ employs approximately 7,400 people worldwide and maintains offices in 14 cities in the United States and 10 cities in Europe, Latin America and Asia. The company's common stock trades on the New York Stock Exchange under the ticker symbol DLJ. For more information about DLJ visit the company's website at www.dlj.com.

                          Financial statements follow

              DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES
                 CONSOLIDATED SUMMARY OF OPERATIONS (UNAUDITED)

           (in thousands, except per share data and financial ratios)

                                          --------------------------------------------------------------------------------
                                                       QUARTERS ENDED
                                                          MARCH 31,                                 1998 VS. 1997
                                                 1998                  1997                   $                    %
                                          --------------------------------------------------------------------------------
Revenues:
  Commissions                             $     198,524      $       168,350      $        30,174                  17.9%
  Underwritings                                 320,799              173,920              146,879                  84.5%
  Fees                                          255,371              146,132              109,239                  74.8%
  Interest-net (1)                              564,789              319,728              245,061                  76.6%
  Principal transactions-net:

    Trading                                     104,303              156,318              (52,015)                (33.3)%
    Investment                                   41,298                  847               40,451                 n/m
  Other                                           8,337               16,108               (7,771)                (48.2)%
                                             -----------           ----------           ----------              ----------
      Total revenues                          1,493,421              981,403              512,018                  52.2%
                                             -----------           ----------           ----------              ----------

Costs and expenses:

  Compensation and benefits                     644,084              423,449              220,635                  52.1%
  Interest                                      373,866              218,171              155,695                  71.4%
  Brokerage, clearing, exchange
    fees, and other                              56,321               58,480               (2,159)                 (3.7)%
  Occupancy and equipment                        59,434               39,970               19,464                  48.7%
  Communications                                 19,501               13,844                5,657                  40.9%
  Other operating expenses                      122,965               83,489               39,476                  47.3%
                                             -----------           ----------           ----------              ----------
     Total costs and expenses                 1,276,171              837,403              438,768                  52.4%
                                             -----------           ----------           ----------              ----------

Income before provision for
   income taxes                                 217,250              144,000               73,250                  50.9%
                                             -----------           ----------           ----------              ----------

Provision for income taxes                       83,100               57,600               25,500                  44.3%
                                             -----------           ----------           ----------              ----------

Net income                                $     134,150      $        86,400      $        47,750                  55.3%
                                            ===========           ==========           ==========               ==========

Dividends on preferred stock              $       5,443      $         3,234      $         2,209                  68.3%
                                            ===========           ==========           ==========               ==========
Earnings applicable to
   common shares                          $     128,707      $        83,166      $        45,541                  54.8%
                                            ===========           ==========           ==========               ==========

Earnings per share (2):

   Basic                                  $        2.24      $          1.53      $          0.71                  46.4%
   Diluted                                $        2.00      $          1.37      $          0.63                  46.0%
                                            ===========           ==========           ==========               ==========

Weighted average common shares (2):

   Basic                                         57,544               54,430                3,114                  5.7%
   Diluted                                       64,397               60,488                3,909                  6.5%
                                            ===========           ==========           ==========               ==========

              DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES
                 CONSOLIDATED SUMMARY OF OPERATIONS (UNAUDITED)

           (in thousands, except per share data and financial ratios)

                                                     --------------------------------------
                                                                 Quarters Ended
                                                                     March 31,
                                                             1998                   1997
                                                     --------------------------------------

Balance Sheet Data at end of period:
  Total assets (estimated)                           $ 75,000,000     $         66,000,000
                                                     ============             ============
  Long-term borrowings (3)                           $  2,419,740     $          1,635,065
                                                     ============             ============
  Redeemable preferred stock                         $    200,000     $            200,000
                                                     ============             ============
  Total stockholders' equity  (4)                    $  2,397,428     $          1,732,846
                                                     ============             ============
  Book value per common share
     outstanding                                     $      33.99     $              26.26
                                                     ============             ============
  Common shares and RSUs outstanding
     at end of period                                      59,505                   58,377
                                                     ============             ============

Other Financial Data at end of period:
  Ratio of net assets to total stockholders'
     equity (estimated) (5)                                 13.5x                    14.9x
  Ratio of long-term borrowings to total
     capitalization (6)                                     48.2%                    44.3%
  Return on average common stockholders'
     equity (7)                                             26.6%                    22.3%

(1) Interest-net is net of interest expense to finance U.S. Government, agency and mortgage-backed securities of $766.1 million and $ 613.9 million, respectively.

(2) Basic earnings per common share amounts have been calculated by dividing earnings applicable to common shares (net income less preferred dividends) by the weighted average actual common shares outstanding, i.e., excluding the effect of potentially dilutive securities. Diluted earnings per common share include the dilutive effects of the Restricted Stock Unit Plan and the dilutive effect of options and convertible debt calculated under the treasury stock method and "if-converted" method, respectively.

(3) In March 1998, the Company issued $150.0 million of 6 1/2% Senior Notes due April 1, 2008.

(4)   In January 1998, the Company issued 3.5 million shares of
      Fixed/Adjustable Rate Cumulative Preferred Stock, Series B, with a liquidation preference of $50 per share ($175.0 million aggregate liquidation value).

(5) Net assets (total assets excluding securities purchased under agreements to resell and securities borrowed) divided by stockholders' equity.

(6) Long-term borrowings and total capitalization (the sum of long-term borrowings, preferred stock, and stockholders' equity) exclude current maturities (one year or less) of long-term borrowings.

(7) Return on average common stockholders' equity is calculated on an annualized basis for periods of less than one full year using a four-point average and is based on earnings applicable to common shares.

(8) In February 1998, the Board of Directors declared a two-for-one stock split of the Company's common stock which will be effected in the form of a 100% stock dividend. The split is subject to shareholder approval of an increase in the number of authorized common shares from 150 million to 300 million at the Company's annual meeting on April 22, 1998. All share and per share amounts will be restated upon approval of the shareholders.

                                       5